Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. REPORTS SECOND QUARTER 2022 RESULTS,
ANNOUNCES $0.21 PER SHARE DIVIDEND

●	Revenues of $1.8 billion, net income of $110.2 million
●	Earnings per diluted share of $1.75, excluding one-time gain related to its acquisition of additional interest in Rush Truck Centres of Canada Limited
●	Absorption ratio 136.4%
●	Record quarterly revenues and EPS
●	Board declares cash dividend of $0.21 per share of Class A and Class B common stock, a 10.5% increase over prior quarter

SAN ANTONIO, Texas, July 26, 2022 — Rush Enterprises, Inc. (NASDAQ: RUSHA & RUSHB), which operates the largest network of commercial vehicle dealerships in North America, today announced that for the quarter ended June 30, 2022, the Company achieved revenues of $1.791 billion and net income of $110.2 million, or $1.92 per diluted share, compared with revenues of $1.316 billion and net income of $58.0 million, or $1.00 per diluted share, in the quarter ended June 30, 2021. On May 2, 2022, the Company closed on its acquisition of an additional 30% interest in Rush Truck Centres of Canada Limited, which resulted in a $9.8 million gain. Excluding the one-time gain related to the acquisition, the Company’s adjusted net income for the quarter ended June 30, 2022 was $100.4 million, or $1.75 per diluted share. Additionally, the Company’s Board of Directors declared a cash dividend of $0.21 per share of Class A and Class B Common Stock, to be paid on September 12, 2022, to all shareholders of record as of August 12, 2022.

“We are very proud of our strong financial performance in the second quarter, which resulted in record second quarter revenues and net profits, said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Our second quarter results were largely the result of strong freight demand and generally healthy consumer spending, which continues to drive strong demand for new commercial vehicles and aftermarket services. New truck production capacity continues to be limited due to ongoing component part supply chain issues, but our Class 8 new truck sales substantially outperformed the market in the second quarter. In addition, we achieved strong aftermarket revenue growth due to strong demand for parts and service,” stated Rush. Further, we continue to see growth and a strong financial impact in connection with our acquisition of 19 dealership locations from The Summit Truck Group in the fourth quarter of 2021. These additional locations, in addition to the fifteen locations in Canada whose operating results are now consolidated into the Company’s financials as a result of the acquisition of an additional 30% interest in Rush Truck Centres of Canada Limited and the $9.8 million gain associated therewith, positively impacted our financial performance in the second quarter,” said Rush.

Our Board of Directors approved a $0.02 increase in our quarterly cash dividend, our fifth increase since we announced our intent to begin paying a quarterly cash dividend in July 2018 as part of our capital allocation strategy. This dividend increase represents a 10.5% increase over the first quarter of 2022 dividend and is further evidence of our intent to increase the dividend on an annual basis, although future declarations of dividends are subject to approval by the Company’s Board of Directors and may be adjusted as business needs or market conditions change. In addition, the dividend increase also reflects our continuing ability to return value to our shareholders while also investing in our Company’s future,” explained Rush.

“Though economic growth may have slowed slightly from previous quarters, our industry remains healthy. However, we are cautiously monitoring inflation and rising interest rates, which may negatively impact consumer spending moving forward. We also note that elevated fuel prices are negatively impacting spot market rates. Despite these negative headwinds, the supply constraints our industry has experienced have led to pent up demand for new commercial vehicles and aftermarket parts and services, which we believe will continue through the rest of 2022,” said Rush.

“We believe our financial results will be strong for the remainder of 2022 as we continue to manage expenses company-wide, while also continuing to focus on our long-term strategic goals,” Rush stated. “As always, I would like to thank our employees for their incredible dedication and hard work, which makes it possible for our Company to achieve its financial goals, while also providing best-in-class support to our customers,” Rush said.

Operations

Aftermarket Products and Services

Aftermarket products and services accounted for approximately 62% of the Company’s total gross profit in the second quarter of 2022, with parts, service and collision center revenues reaching $598.3 million. The Company achieved a quarterly absorption ratio of 136.4% in the second quarter of 2022, compared to 129.1% in the second quarter of 2021.

“In the second quarter, we continued to experience strong demand for aftermarket parts and service in most market segments we support. Our strategic focus on growing our dedicated aftermarket sales team, including in our newly acquired locations, has enabled us to leverage our extended reach with large national fleets, resulting in notable growth in aftermarket sales,” said Rush. “Additionally, we remained focused on our strategic initiatives, including expanding and improving the proficiency of our technician workforce and growing revenues associated with our Xpress services and contract maintenance offerings, which contributed to our strong aftermarket performance in the second quarter,” he added.

“Looking ahead, while parts supply constraints will likely continue to impact the industry into 2023, we believe the scale of our nationwide parts inventory and our longstanding partnerships with parts suppliers will better enable us to navigate parts shortages across the country. Further, we continue to add service technicians and aftermarket sales professionals to our organization, as well as implement our strategic initiatives at our newly acquired locations, both of which enhance our ability to serve customers and grow aftermarket revenues. We believe parts and service demand will remain strong and our aftermarket results will significantly outperform the industry this year,” said Rush.

Commercial Vehicle Sales

New U.S. Class 8 retail truck sales totaled 63,993 units in the second quarter of 2022, up 8.8% over the second quarter of last year, according to ACT Research. The Company sold 4,168 new Class 8 trucks in the second quarter, an increase of 41% compared to the second quarter of 2021, which accounted for 6.4% of the new U.S. Class 8 truck market and 1.7% of the Canada Class 8 truck market.

“We experienced widespread demand from most market segments we support in the second quarter, particularly over-the-road, construction, and vocational customers. Though component parts supply chain issues continue to impact new truck production, the Class 8 manufacturers we represent were able to increase production slightly in the second quarter and we are pleased with our second quarter Class 8 truck sales,” Rush added. “As we look ahead, our backlog remains strong, and though production constraints remain, we are optimistic that our manufacturers will continue to increase production capacity through the year. Truck allocation may limit our growth potential this year, but our sales teams are focused on attracting new business and expanding to more customers across our network, and we believe our new Class 8 truck sales will continue to outpace the industry this year,” he said.

New U.S. Class 4 through 7 retail commercial vehicle sales totaled 54,115 units in the second quarter of 2022, down 14.7% over the second quarter last year, according to ACT Research.  The Company sold 2,815 new Class 4-7 medium-duty commercial vehicles in the second quarter of 2022, which was flat compared to the second quarter of 2021, representing 5.1% of the U.S. Class 4-7 commercial vehicle market and 1.3% of the Canada Class 5-7 commercial vehicle market.

“In the second quarter, the medium-duty truck supply constraints continued to significantly limit new truck production, which negatively impacted our ability to meet the needs of the market. However, we continue to experience ongoing healthy demand from most market segments, especially vocational and food and beverage customers,” said Rush. “Looking to the future, we expect medium-duty commercial vehicle production will remain constrained for some time, though we do anticipate that some manufacturers may increase production later this year. We believe our medium-duty commercial vehicle sales will align with the industry in 2022,” he said.

“It should be noted that we are an industry leader with respect to alternative energy commercial vehicles, including both compressed natural gas (CNG) vehicles and electric vehicles (EV) and we are seeing healthy interest from both Class 8 and medium-duty customers with respect to such vehicles, which we expect to continue moving forward,” Rush added.

The Company sold 1,629 used commercial trucks in the second quarter of 2022, a decrease of 22.2% over the second quarter of 2021. “Weak spot rates and high diesel prices in the second quarter put an increased burden on owner-operators and small fleets, the largest segment of used truck buyers, softening the overall demand for Class 8 on-highway used trucks.  However, demand for used trucks from medium-duty, flatbed, vocational and energy customers remained strong,” Rush said. “Used truck values have decreased significantly since they peaked earlier this year, and we expect those values to continue to soften through 2022. We are proactively managing our used truck inventory values and stocking levels and believe we are well positioned to support the needs of the market throughout this year,” said Rush.

Leasing and Rental Sales

Rush Truck Leasing operates 57 PacLease and Idealease franchises across the United States and Canada with more than 10,100 trucks in its lease and rental fleet and more than 1,600 trucks under contract maintenance agreements. Lease and rental revenue increased 31.2% in the second quarter of 2022 compared to the second quarter of 2021. “This increase was primarily related to the acquisitions of the Summit Idealease locations in the fourth quarter of 2021 and the consolidation of the RTC Canada Idealease locations into our financial results in the second quarter of 2022. Additionally, strong rental demand related to a healthy freight environment and supply constraints have positively impacted our lease and rental revenue. These factors, in addition to strategic operational improvements made by management, have led to our lease and rental operations growing to become a significant contributor to our Company’s overall profitability,” said Rush.

Financial Highlights

In the second quarter of 2022, the Company’s gross revenues totaled $1.791 billion, a 36.1% increase from gross revenues of $1.316 billion reported in the second quarter of 2021. Net income for the second quarter of 2022 was $110.2 million, or $1.92 per diluted share, compared to net income of $58.0 million, or $1.00 per diluted share, in the second quarter of 2021. On May 2, 2022, the Company closed on its acquisition of an additional 30% interest in Rush Truck Centres of Canada Limited which resulted in a $9.8 million gain. Excluding the one-time gain related to the acquisition, the Company’s adjusted net income for the quarter ended June 30, 2022 was $100.4 million, or $1.75 per diluted share.

Aftermarket products and services revenues were $598.3 million in the second quarter of 2022, compared to $445.5 million in the second quarter of 2021. The Company delivered 4,168 new heavy-duty trucks, 2,815 new medium-duty commercial vehicles, 408 new light-duty commercial vehicles and 1,629 used commercial vehicles during the second quarter of 2022, compared to 2,954 new heavy-duty trucks, 2,825 new medium-duty commercial vehicles, 472 new light-duty commercial vehicles and 2,094 used commercial vehicles during the second quarter of 2021.

During the second quarter of 2022, the Company repurchased $38.4 million of its common stock pursuant to its stock repurchase plan. In addition, the Company paid a cash dividend of $10.5 million during the second quarter of 2022.

“We remain committed to both disciplined expense management and our long-term strategic initiatives, which we believe contributed significantly to our record revenues and profitability in the second quarter,” said Rush. “Additionally, we are proud to continue to return value to shareholders while continuing to invest in our Company’s future and maintaining a strong balance sheet and cash position,” he added.

Conference Call Information

Rush Enterprises will host its quarterly conference call to discuss earnings for the second quarter on Wednesday, July 27, 2022, at 10 a.m. Eastern/9 a.m. Central. Participants can register for the call using the link https://register.vevent.com/register/BIc37471feec604e528162a09fe6955135 and to listen to the call visit our website at http://investor.rushenterprises.com/events.cfm.

For those who cannot listen to the live broadcast, the webcast will be available on our website at the above link until October 10, 2022. Listen to the audio replay via the webcast replay at http://investor.rushenterprises.com/events.cfm.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.

Certain statements contained in this release, including those concerning current and projected market conditions, sales forecasts, market share forecasts, the impact of the acquisition of certain dealership assets from The Summit Truck Group and anticipated demand for the Company’s services, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements only speak as of the date of this release and the Company assumes no obligation to update the information included in this release. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, competitive factors, general U.S. economic conditions, economic conditions in the new and used commercial vehicle markets, customer relations, relationships with vendors, inflation and the interest rate environment, governmental regulation and supervision, product introductions and acceptance, changes in industry practices, the duration and severity of the COVID-19 pandemic and governmental mandates in connection therewith, one-time events and other factors described herein and in filings made by the Company with the Securities and Exchange Commission, including in our annual report on Form 10-K for the fiscal year ended December 31, 2021. In addition, the declaration and payment of cash dividends and authorization of future share repurchase programs remains at the sole discretion of the Company’s Board of Directors and the issuance of future dividends and authorization of future share repurchase programs will depend upon the Company’s financial results, cash requirements, future prospects, applicable law and other factors that may be deemed relevant by the Company’s Board of Directors. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual business and financial results and could cause actual results to differ materially from those in the forward-looking statements. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

-Tables and Additional Information to Follow-

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Shares and Per Share Amounts)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$216,694	$148,146
Accounts receivable, net	232,129	140,186
Inventories, net	1,273,969	1,020,136
Prepaid expenses and other	19,959	15,986
Total current assets	1,742,751	1,324,454
Property and equipment, net	1,347,748	1,278,207
Operating lease right-of-use assets, net	106,301	69,008
Goodwill, net	418,270	370,331
Other assets, net	54,299	77,977
Total assets	$3,669,369	$3,119,977

Liabilities and shareholders’ equity
Current liabilities:
Floor plan notes payable	$851,715	$630,731
Current maturities of finance lease obligations	26,388	26,695
Current maturities of operating lease obligations	15,406	12,096
Trade accounts payable	175,563	122,291
Customer deposits	73,768	80,561
Accrued expenses	156,713	131,130
Total current liabilities	1,299,553	1,003,504
Long-term debt, net of current maturities	401,760	334,926
Finance lease obligations, net of current maturities	82,204	89,835
Operating lease obligations, net of current maturities	92,076	57,976
Other long-term liabilities	19,876	26,514
Deferred income taxes, net	144,589	140,473
Shareholders’ equity:
Preferred stock, par value $.01 per share; 1,000,000 shares authorized; 0 shares outstanding in 2022 and 2021	–	–
Common stock, par value $.01 per share; 60,000,000 Class A shares and 20,000,000 Class B shares authorized; 42,808,333 Class A shares and 12,266,309 Class B shares outstanding in 2022; and 43,107,867 Class A shares and 12,398,606 Class B shares outstanding in 2021	570	563
Additional paid-in capital	488,170	470,750
Treasury stock, at cost: 979,978 Class A shares and 927,330 Class B shares in 2022; and 339,786 Class A shares and 492,052 Class B shares in 2021	(90,686)	(36,933)
Retained earnings	1,212,919	1,031,582
Accumulated other comprehensive income	64	787
Total Rush Enterprises, Inc. shareholders’ equity	1,611,037	1,466,749
Noncontrolling interest	18,274	–
Total shareholders’ equity	1,629,311	1,466,749
Total liabilities and shareholders’ equity	$3,669,369	$3,119,977

RUSH ENTERPRISES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Revenues
New and used commercial vehicle sales	$1,098,255	$797,269	$2,033,974	$1,544,988
Parts and service sales	598,298	445,526	1,141,561	861,263
Lease and rental	80,538	61,396	151,873	119,623
Finance and insurance	7,755	7,407	15,280	13,872
Other	6,395	4,417	11,755	8,075
Total revenue	1,791,241	1,316,015	3,354,443	2,547,821
Cost of products sold
New and used commercial vehicle sales	994,406	719,768	1,829,399	1,396,860
Parts and service sales	367,284	277,078	701,492	538,920
Lease and rental	55,335	48,387	103,896	96,445
Total cost of products sold	1,417,025	1,045,233	2,634,787	2,032,225
Gross profit	374,216	270,782	719,656	515,596
Selling, general and administrative expense	225,327	184,734	449,774	359,689
Depreciation and amortization expense	13,910	13,421	27,584	27,147
Gain on sale of assets	44	164	224	256
Operating income	135,023	72,791	242,522	129,016
Other income	8,333	1,746	22,397	2,665
Interest expense (income), net	3,168	(212)	4,387	295
Income before taxes	140,188	74,749	260,532	131,386
Provision for income taxes	29,515	16,705	57,406	28,009
Net income	110,673	58,044	203,126	103,377
Less: Net income attributable to noncontrolling interests	446	–	446	–
Net income attributable to Rush Enterprises, Inc.	$110,227	$58,044	$202,680	$103,377

Net income attributable to Rush Enterprises, Inc. per share of common stock:
Basic	$1.98	$1.04	$3.63	$1.85
Diluted	$1.92	$1.00	$3.52	$1.79

Weighted average shares outstanding:
Basic	55,640	56,009	55,788	55,819
Diluted	57,310	57,956	57,610	57,846

Dividends declared per common share	$0.19	$0.18	$0.38	$0.36

This press release and the attached financial tables contain certain non-GAAP financial measures as defined under SEC rules, such as Adjusted net income, Adjusted total debt, Adjusted net (cash) debt, EBITDA, Adjusted EBITDA, Free cash flow, Adjusted free cash flow and Adjusted invested capital, which exclude certain items disclosed in the attached financial tables. The Company provides reconciliations of these measures to the most directly comparable GAAP measures.

Management believes the presentation of these non-GAAP financial measures provides useful information about the results of operations of the Company for the current and past periods. Management believes that investors should have the same information available to them that management uses to assess the Company’s operating performance and capital structure. These non-GAAP financial measures should not be considered in isolation or as a substitute for the most comparable GAAP financial measures. Investors are cautioned that non-GAAP financial measures utilized by the Company may not be comparable to similarly titled non-GAAP financial measures used by other companies.

	Three Months Ended
Commercial Vehicle Sales Revenue (in thousands)	June 30, 2022	June 30, 2021
New heavy-duty vehicles	$691,242	$434,902
New medium-duty vehicles (including bus sales revenue)	240,268	226,231
New light-duty vehicles	20,147	21,370
Used vehicles	142,463	112,563
Other vehicles	4,135	2,203

Absorption Ratio	136.4%	129.1%

Absorption Ratio

Management uses several performance metrics to evaluate the performance of its commercial vehicle dealerships and considers Rush Truck Centers’ “absorption ratio” to be of critical importance. Absorption ratio is calculated by dividing the gross profit from the parts, service and collision center departments by the overhead expenses of all of a dealership’s departments, except for the selling expenses of the new and used commercial vehicle departments and carrying costs of new and used commercial vehicle inventory. When 100% absorption is achieved, then gross profit from the sale of a commercial vehicle, after sales commissions and inventory carrying costs, directly impacts operating profit.

Debt Analysis (in thousands)	June 30, 2022	June 30, 2021
Floor plan notes payable	$851,715	$470,877
Current maturities of long-term debt	–	120,593
Current maturities of finance lease obligations	26,388	26,006
Long-term debt, net of current maturities	401,760	332,165
Finance lease obligations, net of current maturities	82,204	91,209
Total Debt (GAAP)	1,362,067	1,040,850
Adjustments:
Debt related to lease & rental fleet	(506,003)	(565,556)
Floor plan notes payable	(851,715)	(470,877)
Adjusted Total Debt (Non-GAAP)	4,349	4,417
Adjustment:
Cash and cash equivalents	(216,694)	(315,911)
Adjusted Net Debt (Cash) (Non-GAAP)	$(212,345)	$(311,494)

Management uses “Adjusted Total Debt” to reflect the Company’s estimated financial obligations less debt related to lease and rental fleet (L&RFD) and floor plan notes payable (FPNP), and “Adjusted Net (Cash) Debt” to present the amount of Adjusted Total Debt net of cash and cash equivalents on the Company’s balance sheet. The FPNP is used to finance the Company’s new and used inventory, with its principal balance changing daily as vehicles are purchased and sold and the sale proceeds are used to repay the notes. Consequently, in managing the business, management views the FPNP as interest bearing accounts payable, representing the cost of acquiring the vehicle that is then repaid when the vehicle is sold, as the Company’s floor plan credit agreements require it to repay loans used to purchase vehicles when such vehicles are sold. The Company has the capacity to finance all of its lease and rental fleet under its lines of credit established for this purpose, but may choose to only partially finance the lease and rental fleet depending on business conditions and its management of cash and interest expense. The Company’s lease and rental fleet inventory are either: (i) leased to customers under long-term lease arrangements; or (ii) to a lesser extent, dedicated to the Company’s rental business. In both cases, the lease and rental payments received fully cover the capital costs of the lease and rental fleet (i.e., the interest expense on the borrowings used to acquire the vehicles and the depreciation expense associated with the vehicles), plus a profit margin for the Company. The Company believes excluding the FPNP and L&RFD from the Company’s total debt for this purpose provides management with supplemental information regarding the Company’s capital structure and leverage profile and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Total Debt” and “Adjusted Net (Cash) Debt” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, the Company’s debt obligations, as reported in the Company’s consolidated balance sheet in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
EBITDA (in thousands)	June 30, 2022	June 30, 2021
Net Income attributable to Rush Enterprises, Inc. (GAAP)	$340,718	$178,341
Provision for income taxes	101,665	50,587
Interest expense	5,862	2,331
Depreciation and amortization	53,791	55,757
Gain on sale of assets and business acquisition	(8,959)	(627)
EBITDA (Non-GAAP)	493,077	286,389
Adjustments:
Interest expense associated with FPNP	(1,862)	(1,615)
Adjusted EBITDA (Non-GAAP)	$491,215	$284,774

The Company presents EBITDA and Adjusted EBITDA, for the twelve months ended each period presented, as additional information about its operating results. The presentation of Adjusted EBITDA that excludes the addition of interest expense associated with FPNP to EBITDA is consistent with management’s presentation of Adjusted Total Debt, in each case reflecting management’s view of interest expense associated with the FPNP as an operating expense of the Company, and to provide management with supplemental information regarding operating results and to assist investors in performing analysis that is consistent with financial models developed by management and research analyst. “EBITDA” and “Adjusted EBITDA” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net income of the Company, as reported in the Company’s consolidated statements of income in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

	Twelve Months Ended
Free Cash Flow (in thousands)	June 30, 2022	June 30, 2021
Net cash provided by operations (GAAP)	$242,822	$578,796
Acquisition of property and equipment	(190,051)	(138,316)
Free cash flow (Non-GAAP)	52,771	440,480
Adjustments:
Draws (payments) on floor plan financing, net	350,337	(171,720)
Proceeds from L&RFD	14,105	90,232
Principal payments on L&RFD	(42,871)	(180,937)
Cash used for L&RF purchases	105,308	–
Non-maintenance capital expenditures	21,677	8,127
Adjusted Free Cash Flow (Non-GAAP)	$501,327	$186,182

“Free Cash Flow” and “Adjusted Free Cash Flow” are key financial measures of the Company’s ability to generate cash from operating its business. Free Cash Flow is calculated by subtracting the acquisition of property and equipment included in the Cash flows from investing activities from Net cash provided by (used in) operating activities. For purposes of deriving Adjusted Free Cash Flow from the Company’s operating cash flow, Company management makes the following adjustments: (i) adds back draws (or subtracts payments) on the floor plan financing that are included in Cash flows from financing activities, as their purpose is to finance the vehicle inventory that is included in Cash flows from operating activities; (ii) adds back proceeds from notes payable related specifically to the financing of the lease and rental fleet that are reflected in Cash flows from financing activities; (iii) subtracts draws on floor plan financing, net and proceeds from L&RFD related to business acquisition assets that are included in Cash flows from investing activities; (iv) subtracts scheduled principal payments on fixed rate notes payable related specifically to the financing of the lease and rental fleet that are included in Cash flows from financing activities; (v) subtracts lease and rental fleet purchases that are included in acquisition of property and equipment and not financed under the lines of credit for cash and interest expense management purposes; and (vi) adds back non-maintenance capital expenditures that are for growth and expansion (i.e. building of new dealership facilities) that are not considered necessary to maintain the current level of cash generated by the business. “Free Cash Flow” and “Adjusted Free Cash Flow” are both presented so that investors have the same financial data that management uses in evaluating the Company’s cash flows from operating activities. “Free Cash Flow” and “Adjusted Free Cash Flow” are both non-GAAP financial measures and should be considered in addition to, and not as a substitute for, net cash provided by (used in) operations of the Company, as reported in the Company’s consolidated statement of cash flows in accordance with U.S. GAAP. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.

Invested Capital (in thousands)	June 30, 2022	June 30, 2021
Total Rush Enterprises, Inc. Shareholders' equity (GAAP)	$1,611,037	$1,360,199
Adjusted net debt (cash) (Non-GAAP)	(212,345)	(311,494)
Adjusted Invested Capital (Non-GAAP)	$1,398,692	$1,048,705

“Adjusted Invested Capital” is a key financial measure used by the Company to calculate its return on invested capital. For purposes of this analysis, management excludes L&RFD, FPNP, and cash and cash equivalents, for the reasons provided in the debt analysis above and uses Adjusted Net Debt in the calculation. The Company believes this approach provides management a more accurate picture of the Company’s leverage profile and capital structure and assists investors in performing analysis that is consistent with financial models developed by Company management and research analysts. “Adjusted Net (Cash) Debt” and “Adjusted Invested Capital” are both non-GAAP financial measures. Additionally, these non-GAAP measures may vary among companies and may not be comparable to similarly titled non-GAAP measures used by other companies.